MINUTES OF DIRECTORS MEETING
                                       OF
                          AMERICAN ALLIANCE CORPORATION

     A meeting of the Board of Directors of American Alliance Corporation was held on the 5th day of November, 1997, at 9:30 a.m. local time, at the offices located at Suite 216, 1628 West 1st Avenue, Vancouver, B.C., V6J 1G1.

     Present and participating at the meeting, either in person or telephonically and constituting a quorum, were Mr. Harmel S. Rayat, Mr. Kundan
S. Rayat, and Ms. Jasbinder Chohan, being all of the Directors of the Company. Mr. Harmel S. Rayat, the President, chaired the meeting. The minutes of the last regular meeting were read and they were approved.

     The first item brought before the Board of Directors was regarding entering into stock option agreements with certain directors, officers, and employees for 1,250,000 common shares reserved for issuance under the Company's 1997 Stock Option Plan, which was approved by Shareholders at an Annual General Meeting of Shareholders held on June 30th, 1997. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     Resolved, that the Company establish 1,050,000 stock options at a price of $1.00 until November 5th, 2004, and 200,000 stock options at a price of $3.00 until November 5th, 2004.

     Further Resolved, that 300,000 stock options be established in the name of Ranjit Bhogal, 300,000 stock options be established in the name of Terry Johnston, 300,000 stock options be established in the name of Bhupinder Mann, 65,000 stock options be established in the name of Herdev S. Rayat, 65,000 stock options be established in the name of Herdev S. Rayat, 20,000 stock options be established in the name of Jasbinder Chohan, and 200,000 stock options be established in the name of Harmel S. Rayat, which are exercisable at $3.00, and vest in 5 equal installments each November 5th, beginning in 1998.

     There being no further business and upon motion duly made and seconded, the meeting was adjourned.


/s/ Harmel S. Rayat                                   /s/ Kundan S. Rayat
-------------------                                   -------------------
Mr. Harmel S. Rayat, President, Director              Mr. Kundan Rayat, Director


/s/ Jasbinder Chohan
--------------------
Ms. Jasbinder Chohan, Secretary, Treasurer & Director



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